INVESTMENT ADVISORY AGREEMENT

This Agreement (Agreement) is made, by and between Gary Gibbons, an individual doing business as The Coleridge Group (Coleridge) and the New Kaiser Voluntary Employees' Beneficiary Association (VEBA), a Trust.

     WHEREAS, VEBA has previously retained Coleridge to serve as the investment manager for the VEBA; and,

     WHEREAS, VEBA wishes to continue to engage the services of Coleridge and his/its investment advisor and Coleridge is willing to perform investment advisory services for VEBA on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and agreements contained herein, the parties hereto agree as follows:

                      SECTION I SCOPE OF ADVISORY SERVICES

     1. Upon proper resolution of VEBA, Coleridge shall have full authority to do any or all of the following on VEBA's behalf:

          (a) Purchase and/or sell common and preferred stocks, options, corporate debt instruments and government debt instruments.

          (b) Order cash disbursements to be paid to: (i) accounts, such as savings accounts, cash funds and/or money market accounts, and/or (ii) the credit of VEBA at its designated bank in such account or accounts specified by VEBA.

          (c) Exercise any conversion privileges, subscription rights or other options and to make payments coincident thereto.

          (d) Advise regarding the owning and operating of company as a business, i.e., research and analysis of comparable industries, financial analysis of operations.

          (e) Vote the Kaiser Ventures shares of Common Stock owned by VEBA solely at the request of and on behalf of VEBA, at the time and manner provided for under the rules governing the stock. At no time may Coleridge assign its duty to vote the shares either directly or through a proxy.

          (f) Maintain VEBA's portfolio of investments in a manner consistent with the Statement of Investment Policy.

     2. VEBA's funds and/or securities shall be placed in an account or accounts with a brokerage or trust firm or firms ("broker(s)") selected by the mutual agreement of


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                                                   Investment Advisory Agreement
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          VEBA and  Coleridge.  VEBA shall  execute a standard  limited power of attorney provided by the broker(s) authorizing Coleridge to direct VEBA's account(s).

                                 SECTION II FEES

     1.   Coleridge  fees under this  Agreement are charged on a monthly  basis.
          The first monthly fee of [_________] shall be paid in advance to Coleridge no later than the (fifteenth) 15th day after the date of this Agreement.

     2. Expenses and information research costs related to the management of the account will be billed separately and be due and payable no later than the (fifteenth) 15th day of the following month.

     3. The fees charged under this Agreement do not include any fees, expenses or commissions that the broker(s) may charge to VEBA for items including, but not limited to, commissions on securities transactions effected by or through the broker(s) for trading by Coleridge in VEBA's account(s).

     4. In its sole discretion, VEBA may pay a bonus to Coleridge in recognition of extraordinary service performed by Coleridge under the terms of this Agreement. The amount and timing of such bonus shall be at the sole discretion of VEBA.

                        SECTION III TERM OF THE AGREEMENT

     1. This Agreement shall commence as of January 1, 1999 and shall remain in effect until terminated by either party with or without cause.

     2. Either party may terminate this Agreement with or without cause by providing 180 days written notice. Upon the date of termination, any accrued and unpaid fees or expenses of Coleridge will be paid by VEBA.

                          SECTION IV GENERAL PROVISIONS

     1. The only relationship between Coleridge and VEBA is the independent contractor relationship established by this Agreement. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee, between VEBA and Coleridge.

     2.   Coleridge  shall use its best  efforts  and  professional  judgment to achieve optimum performance and success in connection with the investment advisory services that it renders pursuant to this Agreement. However, Coleridge makes no guarantees, either express or implied, regarding investment yield(s), principal appreciation and/or decline, or investment performance.


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                                                   Investment Advisory Agreement
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     3.   Coleridge  shall provide to VEBA timely  reports and updates of VEBA's
          account(s)    activity    and   other    information    at    mutually
          agreed-upon-times. VEBA agrees not to use such reports or updates for tax purposes.

     4. Coleridge hereby acknowledges that it is a named fiduciary, as defined by ERISA. As a fiduciary or otherwise, Coleridge shall discharge its duties under this Agreement with care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

     5.   VEBA agrees that it shall  promptly  notify  Coleridge of any material
          changes   in  VEBA's   financial   circumstances   and/or   investment
          objectives.

     6. Neither VEBA nor Coleridge may assign its respective rights and/or obligations under this Agreement without the prior written consent of the other.

     7. In the event of litigation relating to this Agreement, the prevailing party shall be entitled to his/its reasonable attorney's fees and cost from the losing party, in addition to any other relief to which he/it may be entitled.

     8. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, assigns, successors and shareholders. Except as expressly provided for herein, this Agreement is not for the benefit of any person or entity not a party hereto or specifically identified as a third-party beneficiary herein.

     9. This Agreement constitutes the entire Agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, understandings, commitments and practices between the parties with respect thereto. No representation, promise, inducement or statement of intention has been made by any party hereto that is not contained herein and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not set forth herein. This Agreement may be amended, revised or altered only by a written agreement signed by all of the parties. Should any provision(s) of this Agreement be held unenforceable for any reason, the remaining provisions shall be unaffected.

     10. To the extent that state law shall not have been preempted by the provisions of ERISA or any other laws of the United States, this Agreement shall be governed by and construed under and in accordance with the laws of the State of California.

     11. All notices shall be in writing and shall be deemed to have been given, when delivered personally or three (3) days after being mailed by first-class mail,


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                                                   Investment Advisory Agreement
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          postage-paid. If mailed to Coleridge such notice shall be addressed to its then principal office. If mailed to VEBA, it shall be addressed to his/its address then shown on the records of Coleridge.

     12. By signing this Agreement, VEBA acknowledges that he/it has received a copy of The Coleridge Group's S.E.C. Form ADV part II ("the Form") dated February 25, 1999, a true copy of which is attached hereto and incorporated herein. VEBA warrants and represents that it has read the Form prior to signing this Agreement and paying any fee hereunder to Coleridge and that it understands the Form.

     The Undersigned have signed this Agreement as of January 1, 1999.

THE COLERIDGE GROUP                       THE NEW KAISER VEBA



By  /s/ Gary Gibbons                      By  /s/ Ron Bitonti
    -----------------------------            ----------------------------------
      Gary Gibbons                           Ron Bitonti
      Owner, The Coleridge Group             Chairman, Administrative Committee
                                             New Kaiser VEBA, a Trust